Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-94997, 333-52604, and 333-119877 on Form S-8 of our reports dated March 10, 2005, relating to the financial statements and financial statement schedule of Immersion Corporation, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Immersion Corporation for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

San Jose, California
March 10, 2005